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                                                                  EXHIBIT 4.4.18
                                 AMENDMENT NO. 1

                                       TO

                                RIGHTS AGREEMENT

            AMENDMENT NO. 1, dated as of August ___, 1999 the "Amendment"), to the Rights Agreement, dated as of April 16, 1997 (the "Rights Agreement"), by and between Quorum Health Group, Inc., a Delaware corporation (the "Company"), and First Union National Bank of North Carolina, a national banking association (the "Rights Agent").

            WHEREAS, the parties hereto desire to amend the Rights Agreement as set forth below.

            NOW, THEREFORE, the parties hereto agree as follows:

            1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended by adding at the end of such definition the following:

            "Notwithstanding the foregoing, none of Welsh, Carson, Anderson & Stowe VIII. L.P., a Delaware limited partnership ("WCAS VIII"), WCAS Management Corporation ("WCAS Management") and each other person that shall become a "Purchaser" pursuant to Section 6.07 of the Securities Purchase Agreement dated as of August 18, 1999 (the "Securities Purchase Agreement") by and among the Company, WCAS VIII and WCA Management (each such other person, WCAS VIII and WCA Management being referred to collectively as the "Purchasers") shall be deemed to be an Acquiring Person unless and until the Purchasers in the aggregate become the Beneficial Owners of greater than 30% of the Voting Shares."

            2. Each party hereto represents and warrants that (i) the execution, delivery and performance of this Amendment by such party have been duly authorized by all necessary corporate action and (ii) this Amendment constitutes a valid and binding agreement of such party.

            3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

            4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


                              QUORUM HEALTH GROUP, INC.

                              By: ______________________________
                                  Name:
                                  Title:


                              FIRST UNION NATIONAL BANK OF
                                 NORTH CAROLINA


                              By: ______________________________
                                  Name:
                                  Title: